EX-99.1 PRESS RELEASE DATED JULY 25, 2006

News Release: July 25, 2006

Contact: Connie Waks

206.340.2305 . cwaks@fhlbsea.com

Seattle Bank Announces Second Quarter 2006 Financial Results

FHLBank Continues Advance Growth, Remains on Track for Profitable 2006

Seattle -- The Federal Home Loan Bank of Seattle (Seattle Bank) today announced financial results for the second quarter of 2006, reporting $2.5 million of net income for the quarter and $10.5 million of net income for the first half of 2006. Second quarter 2006 net income increased by $18.2 million compared to second quarter 2005, and first half 2006 net income increased by $13.9 million compared to the same period last year. The bank's advance business continues to grow, and the bank remains on track for a profitable 2006.

According to Seattle Bank President and Chief Executive Officer James E. Gilleran, "We continue to execute on our business plan, and we are pleased with the progress we have made. With the continued support of our members, we are exceeding the targets we have set for our advance business and expect to remain profitable throughout 2006 and into 2007 and beyond."

In addition to the significant growth in its advance business, the Seattle Bank attributes its improvement in earnings during 2006 to lower operating expenses and hedging costs, and its ability to manage its business to a capital-to-assets ratio of 4.30 percent in order to more fully leverage its capital.

In 2005, the Seattle Bank changed its strategic direction to focus on growing its advance business and, since then, has significantly increased advance volumes, reduced operating expenses, and improved its overall risk management. The Seattle Bank's transition to an advance-focused business model is in accordance with its three-year business and capital management plan, accepted by the Federal Housing Finance Board in May 2005.

Advance Growth and Net Interest Income

Advances outstanding at par were $27.0 billion as of June 30, 2006, an increase of 26.0 percent compared to $21.5 billion as of December 31, 2005, and an increase of 45.0 percent compared to $18.6 billion as of June 30, 2005. This trend continued into the month of July, with advances outstanding at par of $27.8 billion as of July 20, 2006. The increase in advance activity during the last 12 months is primarily attributable to advances made to the Seattle Bank's larger members, but also reflects the bank's continued emphasis on growing its advance business across its customer base.

The Seattle Bank reported positive second-quarter earnings, but net interest income remained under pressure. Net interest income for the three months ended June 30, 2006 was $14.0 million, a decrease of $6.0 million compared to $20.0 million for the three months ended March 31, 2006, and a decrease of $8.0 million compared to $22.0 million for the three months ended June 30, 2005. The reduction in net interest income over the past 12 months continued to reflect the effects of the bank's investments in low-yielding consolidated obligations of other FHLBanks that were funded with a mix of short-term and long-term non-callable debt. The effects of a flattening yield curve have caused the interest rates on the short-term bullet debt that funded these investments to re-price to a cost in excess of the yield of the investments.

Other Highlights

  The Seattle Bank continued to exceed all regulatory capital requirements, with total capital, at $2.2 billion, remaining relatively unchanged over the past year.
  Retained earnings as of June 30, 2006 increased to $79.2 million, compared to $68.8 million as of December 31, 2005 and $63.6 million as of June 30, 2005.
  The capital-to-assets ratio as of June 30, 2006 was 4.29 percent, in compliance with the 4.25 percent ratio required by the bank's three-year business and capital management plan.

Additional Financial Information

The Seattle Bank's second quarter 2006 financial statements and related footnotes will be included in the Seattle Bank's Form 10-Q, which we expect to file on or by August 14, 2006. The Form 10-Q will be available on the Seattle Bank's Web site at www.fhlbsea.com.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 370 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes preliminary financial results and highlights and contains forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from projections because of many factors. Such factors may include, but are not limited to, demand for advances, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's audited 2005 financial statements and related footnotes and Management's Discussion and Analysis for the year ended December 31, 2005, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.